Exhibit 5.5

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

August 20, 2014

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as special counsel in the State of Nevada for LVDM, Inc., a Nevada corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer to exchange (the “Exchange Offer”) the Company’s 7.000% Senior Secured Notes due 2019 (the “Exchange Notes”), which have been registered under the Securities Act, for an equal principal amount of the Company’s outstanding unregistered 7.000% Senior Secured Notes due 2019, and the issuance by the Guarantor and certain other guarantors of a guarantee (the “Guarantee”) with respect to the Exchange Notes.  The Exchange Notes will be governed by the Indenture dated as of May 14, 2014 (as amended or supplemented through the date hereof, the “Indenture”), among the Company, the Guarantor, certain other guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent.

In connection with our opinion, we have examined: (a) the Registration Statement; (b) the Guarantor’s articles of incorporation and bylaws, each as amended to date; (c) the Indenture; (d) the Exchange Notes and the Guarantee; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

As used in this opinion, the expressions “to our knowledge” or “known to us” with reference to matters of fact refer to the current actual knowledge of the attorneys within the firm with primary responsibility for the transactions covered by this opinion.  Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the accuracy or completeness of any such statement (including without limitation any examination of any records of any court or governmental agency or body, or documents in our files or otherwise made available to us by the Guarantor), and no inference as to the accuracy or completeness of any such statement should be drawn from our representation of the Guarantor or our rendering the opinions set forth below.  We specifically advise you that we have made no docket or other search of the records of any court, administrative tribunal or other similar entity or body to determine the existence of any orders or pending litigation.

Based on the foregoing, but subject to the qualifications and limitations expressed below, we are of the opinion that:

1.                                      The Guarantor (a) has been duly incorporated and is validly existing and in good standing as a corporation under the law of the State of Nevada, and (b) has the corporate power and authority to conduct its business as described in the Registration Statement.

2.                                      The Guarantee (a) has been duly authorized and (b) when the Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described herein, will have been duly issued by the Guarantor.

3.                                      The issuance of the Guarantee by the Guarantor, and the performance by the Guarantor of the Indenture, will not (a) violate the provisions of the articles of incorporation or bylaws of the Guarantor, (b) violate the Nevada Revised Statutes Chapter 78 - Private Corporations (the “NRSPC”), or (c) require any consents, approvals or authorizations to be obtained by the Guarantor from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under the NRSPC.

In rendering the opinions set forth in paragraph 1 above as to the good standing of the Guarantor, we have relied exclusively on certificates of public officials.

The opinions herein expressed are subject to the following qualifications and limitations:

(1)                                 The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)                                 Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any of the Guarantee or the Indenture.

(3)                                 We express no opinion as to the effect on the opinions expressed herein of (i) compliance or non-compliance by any party to the Indenture (in each case, other than the Guarantor) with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party (other than the Guarantor).

We express no opinion as to any law other than the NRSPC.

Our opinions are rendered as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.  This opinion letter is rendered to you in connection with the matters described herein.  This opinion letter may not be relied upon by you for any other purpose.  Copies of this opinion may be furnished to your counsel, DLA Piper LLP (US), which may rely upon the opinion set forth herein as though addressed to it, subject to the qualifications and limitations related thereto.  We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Sheppard, Mullin, Richter & Hampton LLP